As filed with the Securities and Exchange Commission on September 8, 2016

Registration No. 333-47112

Registration No. 333-61360

Registration No. 333-111146

Registration No. 333-104116

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-47112

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-61360

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-111146

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-104116

UNDER

THE SECURITIES ACT OF 1933

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2680009
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Dell Way, RR1-33 Round Rock, Texas 78682 (508) 435-1000	Janet B. Wright Senior Vice President and Assistant Secretary EMC Corporation One Dell Way, RR1-33 Round Rock, Texas 78682 (508) 435-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Richard Capelouto, Esq.

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (collectively, these “Post-Effective Amendments”), filed by EMC Corporation, a Massachusetts corporation (the “Company”), relate to the following Registration Statements of the Company on Form S-3 (collectively, the “Registration Statements” and each, a “Registration Statement”):

•	Registration Statement on Form S-3 (Registration Number 333-47112) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2000 registering 2,020,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”);

•	Registration Statement on Form S-3 (Registration Number 333-61360) filed by the Company with the SEC on May 21, 2001 registering 10,100,000 shares of the Company Common Stock;

•	Registration Statement on Form S-3 (Registration Number 333-111146) filed by the Company with the SEC on December 12, 2003 registering an aggregate amount of $125,000,000 of 4 1⁄2% Senior Convertible Notes Due April 1, 2007 and 9,055,200 shares of the Company Common Stock; and

•	Registration Statement on Form S-3 (Registration Number 333-104116) filed by the Company with the SEC on March 28, 2003 registering 2,500,000 shares of the Company Common Stock, issuable in connection with the administration of the EMC Corporation Executive Deferred Compensation Retirement Plan.

On September 7, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 16, 2016, by and among Dell Technologies Inc. (f/k/a Denali Holding Inc.), a Delaware corporation (“Parent”), Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

These Post-Effective Amendments remove from registration all of the unsold securities registered under the Registration Statements. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities registered but unsold under such Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkinton, State of Massachusetts, on September 8, 2016.

EMC CORPORATION

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Senior Vice President and Assistant Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.